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                                                                   EXHIBIT T3E.3

                    Exchange Offer and Consent Solicitation
                           New Millennium Homes, LLC

                               Offer to Exchange
             All Outstanding 12% Senior Notes due September 3, 2004 ($126,000,000 aggregate principal amount outstanding)

                                      for

             Zero Coupon Notes due 2004 and Series A Participating
                          Perpetual Preferred Shares;

                         Waiver of Liquidated Damages;

                Solicitation of Consents to Amend the Indenture
                 dated as of September 3, 1997, as amended; and

          Solicitation of Agreement to Support Plan of Reorganization



     THE EXCHANGE OFFER, CONSENT SOLICITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 10, 2000, UNLESS EXTENDED (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION DATE").

                                                        July 13, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     New Millennium Homes, LLC, a Delaware limited liability company (the "Company" or "New Millennium"), is offering to exchange all of its outstanding 12% Senior Subordinated Notes due 2004 ("Senior Notes") for Zero Coupon Notes due 2004 (the "New Notes") and Series A Participating Perpetual Preferred Shares (the "Preferred Shares"), upon the terms and subject to the conditions set forth in the Exchange Offer and Consent Solicitation dated July 13, 2000 and in the related Letter of Transmittal and Consent (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. As part of the Offer, New Millennium is soliciting consents (the "Consents") from the holders of Senior Notes to certain proposed amendments (the "Proposed Amendments") to both the indenture pursuant to which the Senior Notes were issued and the related pledge agreement. The Proposed Amendments will eliminate substantially all of the restrictive covenants and certain events of default provisions in the Senior Notes indenture and will modify certain other provisions in the Senior Notes indenture and the related pledge agreement.
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     Pursuant to the terms of the Offer, holders of Senior Notes who validly tender and do not properly withdraw Senior Notes pursuant to the Exchange Offer will receive for each $1,000 principal amount of Senior Notes changed:

       .  New Notes with a principal amount of $927.32; and

       . One Preferred Share with a distribution and liquidation preference of $595.24.

     In order to validly tender Senior Notes in the Offer, holders of Senior Notes are obligated to:

       . waive all rights to receive accrued and future liquidated damages ("Liquidated Damages") otherwise payable pursuant to New Millennium's Registration Rights Agreements (Debt and Equity), each dated as of September 3, 1997 (the "Registration Rights Agreements") relating to the Senior Notes and New Millennium's common shares; and

       .  deliver Consents to the Proposed Amendments.

     However, if the Offer is not consummated because less than 100% of the Senior Notes are tendered for exchange or for any other reason, New Millennium may decide to file for relief under Chapter 11 of the United States Bankruptcy Code and propose a plan of reorganization in which the Senior Notes would be exchanged for New Notes and Preferred Shares on substantially the same terms as described in this Exchange Offer and Consent Solicitation (the "Plan"). In order to validly tender Senior Notes for exchange in the Offer, holders of Senior Notes will be obligated to agree that if the Offer is not consummated and New Millennium files for Chapter 11 relief, they will consent to and support the Plan (the "Support Agreement"). The Support Agreement will require the tendering holders to, without limitation,

       . vote to accept the Plan and take reasonable efforts to obtain confirmation of the Plan;

       . not agree to, consent to, recommend or vote for any plan of reorganization that contains terms inconsistent with the Plan; and

       . not object to or otherwise commence any proceedings to oppose or alter the Plan or take any action that is inconsistent with, or that would delay solicitation, confirmation, effectiveness or substantial consummation of the Plan.

     The Offer is conditioned upon the satisfaction of certain conditions set forth in the Exchange Offer and Consent Solicitation under the caption "Background and Purpose of the Exchange Offer and Consent Solicitation-Conditions to the Exchange Offer."

     Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Senior Notes registered in your name or in the name of your nominee are copies of the following documents:

          1.  The Exchange Offer and Consent Solicitation dated July 13, 2000.

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          2.  The blue Letter of Transmittal and Consent, which is to be used to tender Senior Notes for exchange and deliver the Consent to the Proposed Amendments (for your use and for the information of your clients).
     Original executed facsimile copies of the Letter of Transmittal and Consent may be used to tender Senior Notes for exchange and deliver the Consent.

          3. The pink Notice of Guaranteed Delivery to be used to tender Senior Notes for exchange if certificates for Senior Notes are not immediately available or if such certificates for Senior Notes and all other required documents cannot be delivered to U.S. Bank Trust National Association (the "Exchange Agent") on or prior to the Expiration Date.

          4. A yellow printed form of a letter which may be sent to your clients for whose accounts you hold Senior Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer and related waiver and Consent.

          5. Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.

     Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, Consent Solicitation and withdrawal rights will expire at 5:00 p.m., New York City time, on August 10, 2000, unless the Expiration Date is extended.

     In order for Senior Notes to be validly tendered pursuant to the Exchange Offer, (i) a duly executed and properly completed Letter of Transmittal and Consent (or an original executed facsimile thereof) together with any required signature guarantees must be received by the Exchange Agent on or prior to the Expiration Date, and (ii) certificates representing tendered Senior Notes must be received by the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and Consent and the Exchange Offer and Consent Solicitation.

     If a beneficial holder of Senior Notes desires to tender Senior Notes for exchange pursuant to the Offer and the holder's Senior Note certificates are not immediately available or such holder cannot deliver the Senior Notes certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date, such Senior Notes may nevertheless be tendered for exchange by following the guaranteed delivery procedures specified in the Exchange Offer and Consent Solicitation under the caption "Background and Purpose of the Exchange Offer and Consent Solicitation-Procedures for Tendering Senior Notes and Delivering Consents -Guaranteed Delivery Procedures."

     The Company will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Senior Notes pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes applicable to the exchange of Senior Notes pursuant to the Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal and Consent.

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     Any inquiries you may have with respect to the Offer should be addressed to the Exchange Agent at its address and telephone number set forth on the back cover page of the Exchange Offer and Consent Solicitation. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

                              Very truly yours,

                              NEW MILLENNIUM HOMES, LLC


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS BEING THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS THEREIN.

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